UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 21, 2022

Avinger, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36817	20-8873453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Chesapeake Drive
Redwood City, California 94063
(Address of principal executive offices, including zip code)

(650) 241-7900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AVGR	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

On July 21, 2022, the board of directors of Avinger, Inc. (the “Company”) appointed Nabeel Subainati, who currently serves as the Company’s Vice President, Corporate Controller, as the Company’s Principal Financial Officer and Principal Accounting Officer, effective immediately.

Mr. Subainati, age 39, has served as the Company’s Vice President, Corporate Controller, since January 2020. Prior to joining the Company, Mr. Subainati served as Controller at Crossbar, Inc., a semiconductor memory technology provider from July 2018 until joining the Company. Mr. Subainati has previously served as Corporate Controller of Sigma Designs, Inc. a Nasdaq-listed integrated system-on-chip solutions provider for home and industrial applications, from May 2014 to June 2018, which was acquired by Silicon Labs, Inc. Earlier in his career Mr. Subainati worked at Ernest & Young and Deloitte. He received a B.S. in business administration with an accounting major from Santa Clara University. He earned and currently holds an active CPA designation.

Mr. Subainati previously entered into a change in control agreement with the Company, pursuant to which the Company agreed that if, within the 18 month period following a “change of control,” the Company terminates Mr. Subainati’s employment other than for “cause” or death or disability, or if the employee resigns for “good reason” (as such terms are defined in the employee’s employment agreement) and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) continuing payments of severance pay at a rate equal to the employee’s base salary and target bonus, as then in effect, for six months from the date of termination, (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for up to six months, (iii) accelerated vesting as to 100% of the employee’s outstanding unvested stock options and/or restricted stock, and (iv) the extension of the post-termination exercise period of any options held by the employee for a period of 1 year. Additionally, if the Company experiences a change in control, 50% of Mr. Subainati’s outstanding unvested stock options and/or restricted stock will vest.

The above summary description of Mr. Subainati’s Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Change in Control Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In addition, the Company entered into the Company’s standard form of indemnification agreement with Mr. Subainati. Mr. Subainati has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Mr. Subainati and any director or executive officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Change in Control Agreement and Severance Agreement dated May 16, 2022 by and between the registrant and Nabeel Subainati
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVINGER, INC.

Date: July 22, 2022	By:	/s/ Jeffrey M. Soinski
Jeffrey M. Soinski
Chief Executive Officer